Exhibit 10.1

Starbucks Coffee Company Po. Box 34110 Seattle, WA 98124-1110 206/318-1575 Howard Schultz chairman
February 19, 2008
Mr. Arthur Rubinfeld
[Address]
[Address]
Dear Arthur:
I am pleased to offer you the position of president, global development reporting to me at Starbucks Coffee Company. As a new partner, you have the opportunity to help create a legacy through your valuable contributions and you will soon be participating in various classes and immersion activities that will provide you information about Starbucks history, coffee, and culture. I value your passion for the organization and look forward to you joining the team on February 25, 2008.
Here are the specifics of your offer:
You will be paid bi-weekly at a base salary that annualizes to $450,000.
Sign-on Bonus
You are guaranteed a one-time sign-on bonus of $200,000 less payroll taxes paid in full 30 days after your start date. Please note, should you voluntarily leave Starbucks during your first year of employment, you will be responsible for reimbursing Starbucks for a pro-rata gross share (n/12 based on number of months worked) of the one-time sign-on bonus you received. Your sign-on bonus is not eligible pay for purposes of making contributions into Starbucks savings plans.
Annual Bonus
For the fiscal year 2008, your bonus will be guaranteed at a minimum target payout of $292,500 (65% of base salary). This bonus will be paid to you no later than December 31, 2008.
Beginning fiscal year 2009, you will be eligible to participate in the Executive Management Bonus Plan. Your incentive target will be 65% of your eligible base salary. Payout will be based on achievement of Company and individual objectives. For more information about the EMBP, please talk with Chet Kuchinad, executive vice president, Partner Resources. Starbucks reserves the right to review, change, amend, or cancel incentive plans at any time.

Arthur Rubinfeld
February 19, 2008

Stock Options
You will be granted 145,000 stock options to purchase shares of Starbucks common stock under the Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan, subject to approval by the Compensation and Management Development Committee of the Board of Directors or its designee. The exercise price of the options will be the regular trading session closing price of a share of Starbucks stock on the date of grant. The grant date of your options will be after you assume your new position and otherwise effective in accordance with the Company’s stock option grant policy. The options will be non-qualified and will vest in equal installments over a period of four (4) years, beginning on the first anniversary date of the grant, subject to your continued employment.
As a senior executive the company’s executive stock ownership guidelines will apply to you. The guidelines require covered executives to achieve a minimum investment in Starbucks stock within five years. A copy of the guidelines will be provided to you as part of your immersion.
Insider Trading
As an executive access to sensitive business and financial information about the Company, you will be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with the Company’s Insider Trading Policy and Blackout Procedures. A copy of the policy will be provided to you your first day and you will be required to sign a certificate indicating that you have read and understood the policy.
Management Deferred Compensation Plan
You may be eligible to participate in the Management Deferred Compensation Plan (MDCP) if you are on our U.S. payroll and meet the eligibility criteria. The MDCP provides eligible partners with the opportunity to save on a tax-deferred basis. If you are eligible, you will receive general information and enrollment materials at your home address as soon as administratively possible after your start date on U.S. payroll. If you have questions about the MDCP, please contact the Starbucks Savings Team at savings@starbucks.com. You may also obtain more information about the MDCP on the Savings link at http://LifeAt.sbux.com.
COBRA
Should you elect COBRA (continuation of health coverage) from your previous employer, Starbucks will reimburse you for your COBRA premiums less applicable taxes until you become eligible for Starbucks benefits after the mandatory waiting period. After your first day of employment at Starbucks, submit proof of payment(s) to your Partner Resources contact for processing. The reimbursement is classified as income by the federal

Arthur Rubinfeld
February 19, 2008

government and is subject to all applicable payroll taxes and deductions. You must submit your request for reimbursement by September 30, 2008.
Executive Life Insurance
As an executive, you and your family have a greater exposure to financial loss resulting from your death. Starbucks recognizes this exposure and has provided for coverage greater than outlined in Your Special Blend. You will receive partner life coverage equal to 3 times your annualized base pay, paid for by Starbucks. You may purchase up to an additional 2 times your annualized base pay (for a total of 5 times pay) to a maximum life insurance benefit of $2,000,000.
Coffee Hedging
As an officer of the Company, a member of the Coffee Management Group, or a partner involved in coffee procurement and trading on behalf of the Company, you are prohibited from trading in coffee commodity futures for your own account. If you have further questions, please contact your Partner Resources generalist.
Executive Physical Exam
You are eligible to participate in Starbucks executive physical program. Information about the program and our program provider will be emailed to you (new participants are notified at the beginning of each calendar quarter). The program provider will contact you shortly thereafter to establish an appointment. If you have questions about this physical, please contact Kelley Hardin at 206-318-7756.
Additional Information
Attached to this letter is Your Special Blend, an overview of Starbucks benefits, savings and stock programs. If you have questions regarding these programs or eligibility, please call Dave Hill at 206-318-7162. Please note that although it is Starbucks intent to continue these plans, they may be amended or terminated at any time without notice.
You will receive a Partner Information & New Hire Paperwork booklet that includes an I-9 form and your new hire paperwork. To complete the I-9 form, please bring appropriate identification as described on the enclosed Lists of Acceptable Documents with you on your first day. Please remember that this offer is contingent upon you providing proof of your eligibility to work in the United States. This offer is also contingent on the satisfactory completion and review of your background inquiry.
Additionally, on your first day, you will receive, and are required to sign an Insider Trading, Confidentiality Policy and Procedures document, and a Confidentiality and Invention Agreement as a condition of employment.

Arthur Rubinfeld
February 19, 2008

Your position also requires you sign a Non-Competition Agreement. Enclosed are two copies. Please review and sign both copies of the Non-Competition Agreement, this letter and the Acknowledgement form, and return one copy of each document to Chet Kuchinad.
Your employment with Starbucks Corporation is ‘at will,’ meaning that either you or your employer can end the employment relationship at any time, for any reason not prohibited by law.
On behalf of the entire team, I am excited to welcome you as a partner and look forward to working with you. If you have any questions, please call me at 206-318-4010.

Warm regards

/s/ Howard Schultz Howard Schultz
chairman, president & chief executive officer

cc:	partner file
Stock Administration (S-HR3)
Chet Kuchinad

Enc.	Non-Competition Agreement
I accept employment with Starbucks Corporation, and its wholly owned subsidiaries, according to the terms set forth above.

/s/ Arthur Rubinfeld	3/22/08
Arthur Rubinfeld	Date